ABRAXAS PETROLEUM CORPORATION
NEWS RELEASE
Abraxas Provides Operational and Guidance Update; Announces Upcoming Presentation

SAN ANTONIO (June 4, 2014) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to provide the following operational and guidance update as well as announce an upcoming presentation.

Eagle Ford
At Abraxas’ Jourdanton prospect in Atascosa County, Texas, the Snake Eyes 1H averaged 759 boepd (701 barrels of oil per day, 343 mcf of natural gas per day)(1) over the well’s most recent 30 days of production.  The Spanish Eyes 1H averaged 203 boepd (190 barrels of oil per day, 81 mcf of natural gas per day)(1) over the well’s most recent 30 days of production.  Since being placed on submersible pump, the Spanish Eyes averaged 321 boepd (301 barrels of oil per day, 114 mcf of natural gas per day) (1) over the following nine full production days.  The Eagle Eyes 1H averaged 221 boepd (204 barrels of oil per day, 102 mcf of natural gas per day)(1) over the well’s most recent 21 days of production.  Since being placed on submersible pump, the Eagle Eyes averaged 334 boepd (310 barrels of oil per day, 146 mcf of natural gas per day) (1) over the following eight full production days.  On the company’s first two well pad at Jourdanton, Abraxas is currently drilling the lateral of the Ribeye 1H below 9,600 feet.   Next, the company will drill the curve and lateral section of the Ribeye 2H before zipper fracking both wells at the same time.   These wells also represent the company’s first long lateral (7,000 foot) wells at Jourdanton.   Abraxas owns a 100% working interest across the Jourdanton prospect.

At Abraxas’ Cave prospect, in McMullen County, Texas, the company is currently completing the Dutch 1H.   Following the completion, the Dutch 1H, and currently shut-in Dutch 2H, will be turned to production.   Abraxas holds a 100% working interest in the Dutch 1H and 2H.

At Abraxas’ Dilworth East prospect, in McMullen County, Texas the company recently completed the R. Henry 2H with a 19 stage fracture stimulation.   The well is currently shut-in awaiting gas takeaway, which is expected to be in place mid-June.  Abraxas holds a 100% working interest in the R. Henry 2H.

Williston Basin
In McKenzie County, North Dakota, the Jore 1H, 2H and 4H were successfully completed with a combined 99 stages and are currently flowing to sales at encouraging rates.   On the Ravin West pad, Abraxas cased the laterals of the Ravin 4H and Ravin 5H.   Abraxas recently reached TD on the lateral of the Ravin 6H at 20,793 feet.   After casing the lateral of the Ravin 6H, the company will drill the lateral of the Ravin 7H.   Abraxas owns a working interest of approximately 76% and 51% in the Jore and Ravin West pads, respectively.

Guidance Update
Abraxas’ board of directors recently elected to increase our 2014 capital budget to $160 million.  The company intends to use the increased amount ($35 million) to drill three incremental Eagle Ford wells: the Ribeye 1H, the Dutch 3H and the Dutch 4H.   We believe that the increased capital program will be funded by increased cash flows from operations and borrowings under the company's credit facility.  The borrowing base for the company’s credit facility is currently undergoing its annual redetermination and, based on our independent reserve report and drilling results, we believe that our lenders will increase this amount (2).

In connection with the increased capital program, Abraxas is raising its 2014 guidance to the following:

	Original 2014E		Revised 2014E
	Low	High	Low	High
Production
Total (Boepd)	5,200	5,300	5,500	5,700
% Oil	64%		70%
% NGL	9%		7%
% Natural Gas	27%		23%

Operating Costs
LOE ($/Boe)	$13.00	$15.00	$13.00	$15.00
Production Tax (% Rev)	9.0%	9.5%	9.0%	9.5%
Cash G&A ($mm) (3)	$11.5	$12.0	$11.5	$12.0

CAPEX ($mm)	$125.0		$160.0

Upcoming Presentation
Bob Watson, President and CEO of Abraxas, will be presenting at IPAA OGIS Toronto at 11:40 AM ET on Thursday, June 5, 2014.   A live webcast can be accessed under the investor relations portion of the Abraxas website at www.abraxaspetroleum.com or by using this link http://www.investorcalendar.com/CEPage.asp?ID=172707

Bob Watson, President and CEO of Abraxas commented, “We recently elected to capitalize on the success of our Eagle Ford program by increasing our capital budget to $160 million.   The incremental capital will go directly to drilling three long lateral wells in the Eagle Ford, which will drive additional production and cash flow growth.   We continue to analyze opportunities to prudently increase our Eagle Ford activity while maintaining our commitment to staying under 1.0x Debt/FTM EBITDA (3).”

“Our operations team continues to execute across our asset base.   As expected, due to the lower pressure and heavier nature of the crude oil in the Spanish Eyes 1H and Eagle Eyes 1H, the two wells’ production rates improved considerably after being placed on submersible pump.   The Snake Eyes 1H continues to produce at exceptional rates well in excess of even the Blue Eyes 1H performance.   Also at Jourdanton, we are currently drilling the Ribeye 1H and Ribeye 2H.   These two long lateral wells represent our first two well pad on the far western portion of our northern fault block.  We anticipate pad drilling to lead to meaningful efficiencies and cost savings further enhancing the rate of return of the project.  In the Bakken, the early performance of the Jore wells has been quite encouraging.   We look forward to updating the market with the results of all this activity in the near future.”

(1)	The production rates for each well do not include the impact of natural gas liquids and shrinkage at the processing plant and include flared gas.
(2)
The borrowing base is calculated by the lenders based upon their valuation of our proved reserves and therefore any expectation that we may have regarding an increase in the borrowing base is subject to the lenders’ final determination. The 2014 capital expenditure budget is subject to change depending upon a number of factors including the availability of sufficient capital resources (including whether our borrowing base is increased as we currently anticipate), the availability and costs of drilling and service equipment and crews, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the results of our exploitation efforts, and our ability to obtain permits for drilling locations.

(3)
Management projection of FTM EBITDA as of June 1, 2014. Calculation excludes building mortgage and rig loan which are secured by the building and rig, respectively.  EBITDA definition per bank loan agreement (excludes Rig EBITDA).

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com